Exhibit 99.1
Vail Resorts, Inc.
News Release
For Immediate Release

Investor Relations: Jeff Jones, CFO, (970) 845-2552, jwjones@vailresorts.com
Media Relations: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

VAIL RESORTS APPOINTS THOMAS D. HYDE AND RICHARD D. KINCAID TO COMPANY'S BOARD OF DIRECTORS

AVON, Colo.--June 22, 2006--Vail Resorts (NYSE:MTN) today announced the appointment of Thomas D. Hyde and Richard D. Kincaid  to the Company's Board of Directors. Mr. Hyde will serve on the audit committee and Mr. Kincaid will serve on the compensation committee. Both appointments are effective immediately.

Mr. Hyde is executive vice president and corporate secretary of Wal-Mart Stores, Inc. (“Wal-Mart”) overseeing Wal-Mart’s legal, corporate responsibility, government and public relations, global security, aviation, and travel departments.He has been with Wal-Mart since 2001. Prior to Wal-Mart, he served as senior vice president and general counsel of Raytheon Company since 1992.

Mr. Richard D. Kincaid is president, chief executive officer and a trustee of Chicago-based Equity Office Properties Trust (“Equity Office”), the nation’s largest office building owner and manager as well as the largest real estate investment trust in the United States. Mr. Kincaid has been president of Equity Office since 2002 and chief executive officer since 2003.   From 1997-2002, Mr. Kincaid was executive vice president and chief financial officer of Equity Office. Mr. Kincaid also is a director of Rayonier Inc., a global supplier of timber, performance fibers and wood products.

Vail Resorts Chief Executive Officer Rob Katz commented, "I'm delighted that Thomas Hyde and Richard Kincaid have agreed to serve on Vail Resorts' Board of Directors. We are fortunate to have two individuals with such distinguished backgrounds join the other accomplished members of our board. I know that their experience and business acumen will serve both our Company and our shareholders well in the future."

In addition to the newly appointed directors, Mr. Hyde and Mr. Kincaid, the Vail Resorts Board of Directors also includes Chairman Joe R. Micheletto, vice chairman of Ralcorp Holdings, Inc.; John J. Hannan, founding partner
-more-

of Apollo Management, L.P.; Roland A. Hernandez, founding principal and chief executive officer of Hernandez Media Ventures; John F. Sorte, president of Morgan, Joseph & Co.; William P. Stiritz, chairman of the board of Ralcorp Holdings, Inc.; and Rob Katz, chief executive officer of Vail Resorts.

About Vail Resorts
Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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